GROUP AGREEMENT
WHEREAS, the undersigned are stockholders, direct or beneficial, of TheMaven, Inc., a Delaware corporation (the “Company”);
WHEREAS, 180 Degree Capital Corp., a New York corporation (“180 Degree Capital”), B. Riley Financial, Inc. and certain of its affiliated entities (collectively, “B. Riley”, and together with 180 Degree Capital, the “Group”) wish to form a group for the purpose of seeking to remove members of the Board of Directors of the Company (the “Board”) by written consent of stockholder of the Company in lieu of a meeting of stockholders, and for the purpose of taking all other action necessary or advisable to achieve the foregoing.
NOW, IT IS AGREED, this 25th day of November 2020 by the parties hereto:
1.    Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the removal of members of the Board as set forth in the Group’s filings with the Securities and Exchange Commission (“SEC”), including the Group’s consent solicitation statement and (ii) taking all other action necessary or advisable to achieve the foregoing. Each of the undersigned agrees to reasonably cooperate with respect to such activities and, to the extent practicable, consult with each other in advance of taking any such action.
2.    Each of the undersigned agrees that all out-of-pocket costs and expenses incurred in connection with the Group’s solicitation of written consents from the Company’s stockholders, including the preparation of this Agreement and any future SEC filings, and so long as this Agreement is in effect shall be shared equally by 180 Degree Capital and B. Riley Financial, Inc.
3.    The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement. Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein. Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification. Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.
4.    This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.
5.    This Agreement is governed by and will be construed in accordance with the laws of the State of New York. Any legal action or proceeding arising out of the provisions of this Agreement shall be brought and determined in the United States District Court for the Southern District of New York located in the Borough of Manhattan or the courts of the State of New York located in the County of New York.

6.    The parties’ rights and obligations under this Agreement (other than the rights and obligations set forth in Section 2 and Section 5 which shall survive any termination of this Agreement) shall terminate immediately after the conclusion of the activities set forth in Section 1 or as otherwise agreed to by the parties. Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this Agreement on 24 hours’ written notice to all other parties, with a copy by email to Andrew Freedman at Olshan Frome Wolosky LLP (“Olshan”) at afreedman@olshanlaw.com and Patrick S. Brown at Sullivan & Cromwell LLP (“Sullivan & Cromwell”) at brownp@sullcrom.com.
7.    Each of the Parties acknowledge and agree that it has an identical and common interest in in the success of the activities described in Section 1. Accordingly, any information exchanged in privileged communications relating to such activities including the fact of such exchange, whether prior or subsequent to the date of this Agreement, will be that subject to the community of legal interest and that is, to the broadest extent applicable and legally permissible, protected by the attorney-client privilege, the joint defense privilege, the common interest privilege, the work product protection, and/or other applicable privileges, immunities and related doctrines. It is the intent of the parties to preserve and maintain all such privileges, and no communication between the parties regarding such information will be construed or interpreted as a waiver by either party of any such privilege.
8.    The terms and provisions of this Agreement may not be modified, waived or amended without the written consent of each of the parties hereto.
9.    Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to any Schedule 13D that may in the future be required to be filed under applicable law.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the day and year first above written.

180 Degree Capital Corp.

By:	/s/ Daniel B. Wolfe
Name:	Daniel B. Wolfe
Title:	President

B. Riley Financial, Inc.

By:	/s/ Bryant R. Riley
Name:	Bryant R. Riley
Title:	Co-Chief Executive Officer